Exhibit (12)(a)

WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

			Nine
			Months		Years Ended December 31,
			Ended
			September 30,
(In millions)			2002		2001	2000	1999	1998	1997

EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$3,569		2,293	632	4,831	3,965	3,793
Fixed charges, excluding capitalized interest			1,882		3,734	4,963	3,751	3,504	2,526

Earnings	(A	)	$5,451		6,027	5,595	8,582	7,469	6,319

Interest, excluding interest on deposits			$1,758		3,581	4,828	3,645	3,395	2,420
One-third of rents			124		153	135	106	109	106
Capitalized interest			—		—	—	—	—	—

Fixed charges	(B	)	$1,882		3,734	4,963	3,751	3,504	2,526

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/	(B)	2.90	X	1.61	1.13	2.29	2.13	2.50

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$3,569		2,293	632	4,831	3,965	3,793
Fixed charges, excluding capitalized interest			4,480		8,478	10,232	7,805	7,820	6,674

Earnings	(C	)	$8,049		10,771	10,864	12,636	11,785	10,467

Interest, including interest on deposits			$4,356		8,325	10,097	7,699	7,711	6,568
One-third of rents			124		153	135	106	109	106
Capitalized interest			—		—	—	—	—	—

Fixed charges	(D	)	$4,480		8,478	10,232	7,805	7,820	6,674

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/	(D)	1.80	X	1.27	1.06	1.62	1.51	1.57